Exhibit 99.1

SEITEL NEWS

CONTACT: Kevin S. Fiur, Executive Vice President, Chief Operating Officer and General Counsel
(713) 881-2812

FOR IMMEDIATE RELEASE

Seitel Announces Filing Amendments to 10-K Adding
Additional Explanations Regarding Prior Restatement Announcement
Following Meetings With SEC Staff;
Reports Discussions With Lenders Regarding Loan Covenant Violations;
Also Reports Two Cases Recently Filed Against Company

Houston, Texas, May 3, 2002 -- Seitel, Inc. (NYSE: SEI; TSE: OSL) announced today it is filing a current report on Form 8-K, disclosing certain amendments to parts of its annual report on Form 10-K that was previously filed on April 1, 2002, with the Securities and Exchange Commission. The amendments followed meetings with the SEC staff and provide new information concerning the reasons for its restatements of financial condition announced on April 1 and concerning other matters previously referenced in the April 1 Form 10-K. The additional information provided in these amendments will not change any of the previously announced re-stated financial statements and will not require additional changes in accounting policies.

The amended 10-K also discloses that the Company will be in non-compliance with certain loan covenants as of March 31, 2002, and is currently in discussions with its lenders seeking waivers and amendments to the loan documents. The Company's outside auditors have advised that unless the Company successfully cures the non-compliance through amendments to the covenants, the auditors will include "going concern" qualification of any future report that they may be called upon to issue. Failure to obtain such waivers and amendments in addition to an election by the lenders to accelerate the debt could cause substantial liquidity problems for the Company.

Additional Information Regarding Reasons For Restatement

The 10-K amendments will provide additional information regarding the matters discussed in its April 1 announcement restating financial results for FY 2000 and the first nine months of FY 2001. After consultations with Staff of the Securities and Exchange Commission subsequent to the April 1 filing, the Company's amendments to its previously filed Form 10-K will provide additional information regarding its accounting methodology and reasons for the restatement, including the following:

-	additional information concerning the valuation process used by the Company to reach a fair valuation of non-cash data exchanges of the Company's licensed data in return for data to be owned by the Company, including the Company's obtaining third-party fairness opinions;

-	additional information concerning the reasons these non-cash exchanges are not like-kind exchanges;
-	following its consultations with the SEC Staff during April 2002, the Company explains that its previously announced restatement of revenues in relation to certain seismic data access and license agreements is based on SAB 101;

-	additional information explaining the Company's 10 year amortization schedule for its seismic data, including why it is consistent with the Company's long-standing business experience and business model and how the Company's business model differs from others in the industry that may use a shorter amortization schedule.

The SEC staff has informed the Company that it is has no further questions regarding these issues at this time.

Non-Compliance With Certain Loan Covenants

The 10-K amendments also state that due to increased interest expense and decreased revenues in the first quarter of 2002, the Company will not be in compliance with various covenants under its Senior Note Agreements, including coverage ratios, as of March 31, 2002. In addition, in its April 1 Form 10-K, the Company reported that it was not in compliance with financial covenants in its Revolving Line of Credit, and it reports in the amendments filed today that, while it currently has no borrowings outstanding under that Line of Credit, it continues to be in non-compliance through March 31, 2002.

The Company is in the process of seeking amendments to its loan agreements from the Senior Note Holders and lenders on the Revolving Line of Credit to cure any such non-compliance. If the Company is unable to obtain such amendments, the note holders could elect to accelerate the debt, and there is no assurance that the Company could obtain replacement financing.

Recently Filed Litigation

The 10-K amendments also state that a derivative action has been filed by a single shareholder. The Company is confident that the action is without merit. However, to ensure a full and fair determination, the Board of Directors intends to conduct an independent investigation of the allegations and, upon completion of the investigation, take whatever action may be appropriate.

The amended 10-K also notes that an action alleging violations of securities laws has been filed against the Company and various current and former officers of the Company. The plaintiff is seeking certification as a class action.

Seitel markets its proprietary seismic information/technology to more than 400 petroleum companies, selling data from its library and creating new seismic surveys under multi-client projects. It also selectively participates in oil and natural gas exploration and development programs.

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Statements contained in this release about Seitel's future outlook, prospects and plans, including those that express belief, expectation, estimates or intentions, as well as those that are not statements of historical fact, are forward looking. These statements represent Seitel's reasonable belief and are based on Seitel's current expectations and assumptions with respect to future events. While Seitel believes its expectations and assumptions are reasonable, they involve risks and uncertainties beyond Seitel's control that could cause the actual results or outcome to differ materially from the expected results or outcome. Such factors include any significant change in the oil and gas business or the economy generally, changes in the exploration budgets of the Company's seismic data and related services customers, actual customer demand for the Company's seismic data and related services, the extent of the Company's success in acquiring oil and gas properties and in discovering, developing and producing reserves, the timing and extent of changes in commodity prices for natural gas, crude oil and condensate and natural gas liquids and conditions in the capital markets and equity markets during the periods covered by the forward looking statements, and the effect on our reported operating results and stock price as a result of the Company's restatement of financial statements. The forward-looking statements contained in this release speak only as of the date hereof, and Seitel disclaims any duty to update these statements.